Exhibit 4.6

DUE DILIGENCE SERVICE AGREEMENT

THIS AGREEMENT made and entered into this 6th day of February 2004, by and between MR. PAUL MEDWEDRICH hereinafter referred to as "Consultant" and MERIDIAN CO., LTD. hereinafter referred to as "Company".

WITNESSETH:

For and in consideration of the mutual promises and covenants contained herein the parties hereto agree as follows:

1. ENGAGEMENT. Company hereby hires and engages CONSULTANT as an independent contractor on an exclusive basis; and, CONSULTANT does hereby accept engagement as an independent contractor by the Company upon the terms and conditions hereinafter set forth.


2.  OBJECT OF THE DUE DILIGENCE REVIEW.   The due diligence review shall
relate exclusively to the elements described in the attached appendix.


3. CONSULTANT'S COMPENSATION. Company hereby covenants and agrees to pay, a total compensation to CONSULTANT of $ 44,000 US or 275,000 of the Company's common shares ($0.16 US per share).


4. COMPANY'S DUTIES AND OBLIGATIONS. Company shall have the following duties and obligations under this Agreement.

4.1. Cooperate fully and timely with CONSULTANT so as to enable CONSULTANT to perform its obligations under this Agreement.

4.2. Immediately pay all costs and expenses incurred by CONSULTANT under the provisions of this Agreement when presented with invoices for the same by CONSULTANT.

4.3. Give full disclosure of all material facts concerning the Company to CONSULTANT and to up date such information on a timely basis.


5. CONSULTANT CONFIDENTIALITY AGREEMENT. CONSULTANT acknowledges that during the performance of its duties and obligations pursuant to this Agreement it shall receive information on the Company which is not known to the public; i.e., confidential information. CONSULTANT will use the Company's confidential information only for the purposes of fulfilling its duties and obligations under this Agreement and for no other purpose; nor, shall CONSULTANT disclose to others such confidential information, except to those individuals or entities who are directly involved in CONSULTANT's performance under this Agreement, each of such individuals or entities having first agreed, in writing, to be bound by the provisions of this paragraph. CONSULTANT's obligations of confidentiality shall not apply to information (i) known to or owned by CONSULTANT prior to the date of this Agreement, (ii) developed by CONSULTANT independent of the Company,
(iii) was at the time of disclosure to CONSULTANT or thereafter became public acknowledge through no fault or omission of CONSULTANT; or, (iv) was lawfully obtained by CONSULTANT from a third party under no obligation of confidentiality to the Company. Upon completion of its services and upon the Company's written request, all materials, including original documentation, provided by the Company to CONSULTANT will be returned to the Company.


6. LIMITATION OF CONSULTANT LIABILITY. If CONSULTANT fails to perform its duties and obligations hereunder, its maximum liability to the Company shall not exceed the lesser of (i) the amount of cash compensation CONSULTANT has received from the Company under Paragraph 3 of this Agreement; or, (ii) the actual damage suffered by the Company as a result of such non-performance. IN NO EVENT WILL CONSULTANT BE LIABLE FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY CONSULTANT, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

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7.  MISCELLANEOUS.

7.2. Entire Agreement. This Agreement represents the entire Agreement between the parties in relation to the subject matter hereof and supersedes all prior agreements between such parties relating to such subject matter.

7.3. Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by the party against whom enforcement is sought.

7.4. Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature.

7.5. Arbitration. Except as to a monetary default by Company hereunder, any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgment shall be entered upon an award of a majority of the arbitrators filed in a court of competent jurisdiction and confirmed by such court. Venue for Arbitration proceedings shall be Vancouver, British Columbia. The Parties consent that the costs of arbitration, attorneys' fees of the Parties, together with all other expenses shall be paid as provided in the Arbitration award.

7.6. Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.




IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Meridian Co., Ltd.

             /S/Hyeon Seong Myeong                             FEBRUARY 6TH 2004
By:  ______________________________________________            _________________
           Hyeon Seong Myeong, CEO/President                                Date




Paul Medwedrich

             /S/PAUL MEDWEDRICH                                FEBRUARY 6TH 2004
By:  ______________________________________________            _________________
     PAUL MEDWEDRICH                                                        Date


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Appendix


Due Diligence Checklist

Corporate and Organizational

1. Certified copy of certificate of incorporation of the Company, as currently in effect.
2.  Certified copy of bylaws of the Company, as currently in effect.
3.  Access to minute books of the Company (or copies thereof).
4.  Access to stock books and stock transfer ledgers of the Company.
5. List of states and foreign countries in which the Company is qualified to do business, including names and addresses of registered agents, and list of states and foreign countries in which the trade names of the Company are registered.
6. Long-form Good Standing Certificate, including payment of taxes for state of incorporation and every state and foreign country in which the Company is qualified to do business.
7. List of states and foreign countries in which tax returns are filed because of the ownership of property or conduct of business by the Company.
8. List of states and foreign countries, if any, in which the Company is not qualified to do business and does not file tax returns but in which it maintains an office, a stock of goods, employees, or an agent who is a resident of any state in which he or she solicits orders.
9. Current organizational chart for the Company and subsidiaries, operating divisions and hierarchy of officers.
10. All names under which the Company or any predecessor thereof has done business in the past five years.

Securities
Business Descriptions
Financial Documents
Financial Statements
Tax Matters
Officers and Directors, Employees, benefit Plans and Labor Disputes Properties, Leases and Insurance
Intellectual Property (Patents, Trademarks, Copyrights, Trade Secrets Contract and Arrangements
Litigation
Environmental and Related Matters
Receivables
Acquisition Documents and Sale of Securities
Liabilities
Transactions with Officers, etc.
Filings and Reports
Licenses
Consents
Miscellaneous

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